EXHIBIT 10.5
PERFORMANCE UNIT AWARD AGREEMENT

THIS AGREEMENT CONSTITUTES PART OF THE PROSPECTUS COVERING SECURITIES
REGISTERED UNDER THE SECURITIES ACT OF 1933.
THIS PERFORMANCE UNIT AWARD AGREEMENT (hereinafter, the “Agreement”) made as of the _________ day of ____________, ____________, between Goodrich Corporation, a New York corporation (the “Company”), and ____________ (the “Employee”). For purposes of this Agreement, all capitalized terms not defined herein shall have the meanings ascribed thereto under the terms of the Goodrich Corporation 2001 Equity Compensation Plan (as amended, the “Plan”), unless otherwise noted.
WHEREAS, the Employee is employed by the Company or its subsidiary corporations; and
WHEREAS, the Company wishes to grant to the Employee an award of performance units under the Plan, subject to the conditions and restrictions set forth in the Plan and this Agreement.
NOW THEREFORE, in consideration of the mutual covenants contained in this agreement, the Company and the Employee agree as follows:
1.	Grant of Units. The Company hereby grants to the Employee ____________ performance units (the “Units”). If the Company declares a dividend payment on the Company’s common stock, par value $5.00 per share (“Common Stock”) during the Term, as defined below, then the number of Units covered by this Agreement shall be increased as of the dividend payment date by the number of shares, if any, of the Common Stock that could be purchased on such date by such dividend payment. For purposes of determining the number of shares of the Common Stock that could be purchased by such dividend payment as of the dividend payment date, the amount of shares of the Common Stock that could be purchased shall be determined by reference to the fair market value of the Common Stock, as calculated pursuant to Section 14 of the Plan, as of such date.

2.	Term of Units. The term of the Units (the “Term”) will begin on January 1, 2005 and will end on December 31, 2008.

3.	Unit Value Measurement. The aggregate value of the Participant’s Units (the “Benefit Amount”) shall be determined as of the last day of the Term, and shall be equal to the product of the number of Units then covered under this Agreement and the fair market value of one share of the Common Stock, as calculated pursuant to Section 14 of the Plan, as of the last day of the Term.

4.	Earned Percentage. Except as otherwise provided in Section 6 below, the Employee shall be entitled to a benefit payment under this Agreement equal to the specified percentage (the “Earned Percentage”) of the Benefit Amount. The Earned Percentage of an amount equal to one-half of the Units covered by this Agreement (the “ROIC Units”) shall be determined in accordance with the provisions of subsection (a) of this Section 4, and the Earned Percentage of an amount equal to the other one-half of the Units covered by this Agreement (the “RTSR Units”) shall be determined in accordance with the provisions of subsection (b) of this Section 4.
     (a) Return on Invested Capital. The Earned Percentage of the ROIC Units shall be determined by reference to the Return on Invested Capital (as defined below) and will be calculated in accordance with the following schedule:

2005-2007 Goals	Return On Invested Capital	Earned Percentage
Threshold	8.60 % or Less	0%
Target	9.65%	100%
Maximum	10.90% or More	200%

With respect to levels of the Company’s Return on Invested Capital that fall within the threshold, target and maximum levels specified above, the Earned Percentage of the ROIC Units will be interpolated on a straight line basis. For purposes of this Agreement, the term “Return on Invested Capital” means net income excluding special items, divided by the average invested capital (measured at the company level). Special items include merger-related and consolidation costs, certain gains and losses on the sale of businesses, results of discontinued operations, cumulative effects of changes in accounting, asset impairment charges and other restructuring costs.
     (b) Relative Total Shareholder Return. The Earned Percentage of the RTSR Units shall be determined by reference to the Relative Total Shareholder Return (as defined below) and will be calculated in accordance with the following schedule:

Relative Total Shareholder Return Percentile	Earned Percentage
25th or Less	0%
50th	100%
95th or Higher	200%

With respect to levels of Relative Total Shareholder Return that fall within the percentiles specified above, the Earned Percentage of the RTSR Units will be interpolated on a straight line basis. For purposes of this Agreement, the term “Relative Total Shareholder Return” means the percentage calculated using the Total Shareholder Return (“TSR”) for Common Stock for each year of the Term (using the dividend reinvestment approach to calculating shareholder return) divided by the Total Shareholder Return for the Aerospace Peer Group (using the dividend reinvestment approach to calculating shareholder return). The Aerospace Peer Group is a group of aerospace companies selected, from time to time, by the Company’s Compensation Committee. The Aerospace Peer Group must be set by the Compensation Committee within 90 days of the beginning of a Term. TSR is calculated for each year of the Term and then used to calculate TSR for the Term as follows: (1+TSR1)(1+TSR2)(1+TSR3) 1/3. The TSR for Goodrich is then divided by the TSR for the Aerospace Peer Group, the product of which will be the Relative Total Stock Value for the Term. The overall performance of the Aerospace Peer Group is then analyzed to identify the 25th, 50th and 75th percentile performance. The Earned

Percentage of RTSR Units will be determined based on the Company’s Relative Total Stock Value and its placement between the three identified performance points.
     (c) Responsibility for Calculations. All calculations of (i) the Company’s Return on Invested Capital and Relative Total Shareholder Return and (ii) the Earned Percentages of the ROIC Units and the RTSR Units shall be determined by the Committee in the exercise of its sole discretion, and any such calculations shall be final.
5.	Benefit Payment. The benefit payment due to the Employee under this Agreement shall be paid to the Employee in a lump sum cash payment, subject to the provisions of Section 8 below. Such payment shall be paid by the Company as soon as practicable after the last date of the Term.

6.	Termination of Employment
     (a) Retirement, Death or Disability. If the Employee’s employment with the Company terminates due to retirement, death or permanent and total disability, then the amount of benefit otherwise payable to the Employee hereunder shall be reduced by multiplying such amount by a fraction, the numerator of which shall be the number of full months of employment that the Employee has completed with the Company during the Term and the denominator shall be 36. For the purpose of this Section 6(a), the Employee shall be treated as having retired if the Employee terminates employment with the Company at any time after the Employee is eligible for early retirement as provided under the terms of the Goodrich Corporation Employees’ Pension Plan (or as provided in a subsidiary company’s salaried pension plan in the event the Employee’s pension benefits are received solely from the subsidiary’s plan) in effect at the time of such termination.
     (b) Other Termination of Employment. If the Employee’s employment is terminated prior to the last day of the Term for any reasons other than retirement, death or permanent and total disability, then the Employee will not be entitled to the payment of any benefit under this Agreement.
     (c) Cause. Notwithstanding any provisions of this Agreement to the contrary, if the Employee’s employment with the Company or any of its subsidiary corporations is terminated for Cause, as defined herein, the Committee may, in its sole discretion, immediately cancel the Units granted under this Agreement. For the purpose of this Agreement, “Cause” shall mean a termination of employment by the Company due to (i) the commission by the Employee of an act of fraud or embezzlement against the Company or any of its subsidiary corporations, (ii) a conviction of the Employee (or a plea of nolo contendere in lieu thereof) for any crime involving fraud, dishonesty or moral turpitude; or (iii) intentional violation by the Employee of written policies of the Company or specific directions of the Board, which misconduct or violation results in material damage to the Company and continues after written notice thereof and a reasonable opportunity to cure.

7.	Assignability. The rights of the Employee contingent or otherwise in the Units cannot and shall not be sold, assigned, pledged or otherwise transferred or encumbered other than by will or by the laws of descent and distribution.

8.	Tax Withholding. At the time any payment to the Employee is made under this Agreement, the aggregate amount of such payment shall be reduced by the amount of any federal, state and local tax withholding requirements imposed on such payment.

9.	Changes in Capital Structure. The number of Units covered under this Agreement will be adjusted appropriately in the event of any stock split, stock dividend, combination of shares, merger, consolidation, reorganization, or other change in the nature of the shares of Common Stock of the Company in the same manner in which other outstanding shares of Common Stock are affected; provided, that the number of Units subject to this Agreement shall always be a whole number.

10.	Continued Employment. Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of the Company or any of its subsidiaries as an executive or in any other capacity.

11.	Parties to Agreement. This Agreement and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All decisions or interpretations of the Board and of the Committee referred to herein shall be binding and conclusive upon the Employee or upon the Employee’s executors or administrators with respect to any question arising hereunder or under the Plan. This Agreement will constitute an agreement between the Company and the Employee as of the date first above written, which shall bind and inure to the benefit of their respective executors, administrators, successors and assigns.

12.	Modification. No change, termination, waiver or modification of this Agreement will be valid unless in writing and signed by all of the parties to this Agreement.

13.	Consent to Jurisdiction. The Employee hereby consents to the jurisdiction of any state or federal court located in the county in which the principal executive office of the Company is then located for purposes of the enforcement of this Agreement and waives personal service of any and all process upon the Employee. The Employee waives any objection to venue of any action instituted under this Agreement.

14.	Notices. All notices, designations, consents, offers or any other communications provided for in this Agreement must be given in writing, personally delivered, or by facsimile transmission with an appropriate written confirmation of receipt, by nationally recognized overnight courier or by U.S. mail. Notice to the Company is to be addressed to its then principal office. Notice to the Employee or any transferee is to be addressed to his/her/its respective address as it appears in the records of the Company, or to such other address as may be designated by the receiving party by notice in writing to the Secretary of the Company.

15.	Further Assurances. At any time, and from time to time after executing this Agreement, the Employee will execute such additional instruments and take such actions as may be reasonably requested by the Company to confirm or perfect or otherwise to carry out the intent and purpose of this Agreement.

16.	Provisions Severable. If any provision of this Agreement is invalid or unenforceable, it shall not affect the other provisions, and this Agreement shall remain in effect as though the invalid or unenforceable provisions were omitted. Upon a determination that any term or other provision is invalid or unenforceable, the Company shall in good faith modify this Agreement so as to effect the original intent of the parties as closely as possible.

17.	Captions. Captions herein are for convenience of reference only and shall not be considered in construing this Agreement.

18.	Entire Agreement. This Agreement represents the parties’ entire understanding and agreement with respect to the issuance of the Units, and each of the parties acknowledges that it has not made any, and makes no promises, representations or undertakings, other than those expressly set forth or referred to therein.

19.	Governing Law. This Agreement is subject to the condition that this award will conform with any applicable provisions of any state or federal law or regulation in force either at the time of grant. The Committee and the Board reserve the right pursuant to the condition mentioned in this paragraph to terminate all or a portion of this Agreement if in the opinion of the Committee and Board, this Agreement does not conform with any such applicable state or federal law or regulation and such nonconformance shall cause material harm to the Company .

This Agreement shall be construed in accordance with and governed by the laws of the State of New York.
     IN WITNESS WHEREOF, the parties agree to the terms and conditions stated herein by signing and returning to the Company the attached copy hereof.

GOODRICH CORPORATION
By:	/s/
Vice President

Accepted by:

(Employee’s name)